Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on July 9, 2026

Registration Statement No. 333-275606-10

*Full Pricing Details* $1+bn GMCAR (GM Financial) 2026-3 (Prime Auto Loan)

Joint-Leads: Mizuho (str), CIBC, Credit Agricole, and SMBC

Co-Managers: BNP Paribas, Deutsche Bank Securities, R. Seelaus & Co., LLC, and SG Americas Securities LLC

-Anticipated Capital Structure-

CLS	$AMT (MM)	WAL	M/S*	BNCH	SPREAD	YIELD	COUPON	PRICE
==========================================================================================================================
A-1	190.000	0.24	P-1/A-1+	I-CRV	+14	3.904	3.904	100.00000
A-2A	295.610	1.01	Aaa/AAA	I-CRV	+30	4.321	4.28	99.99740
A-2B	62.00	1.01	Aaa/AAA	SOFRA30A	+30			100.00000
A-3	357.610	2.39	Aaa/AAA	I-CRV	+31	4.484	4.44	99.99392
A-4	78.190	3.61	Aaa/AAA	I-CRV	+39	4.607	4.56	99.98868
B	16.710	3.67	Aa2/AA	I-CRV	+53	4.749	4.70	99.99094
C	15.670	**Retained**

==========================================================================================================================

* Minimum Expected ratings

** Class A-2B can be max 75% of total A-2

Transaction Details:

* Ticker : GMCAR 2026-3

* Offered Size : $1+bn (Will Not Grow)

* Format : Public/SEC Registered

* Pricing Speed : 1.30% ABS to 10% Call

* Expected Ratings : Moody’s/S&P

* ERISA Eligible : Yes

* US RR Eligible : Yes

* EU RR Eligible : No

* Min Denoms : $1k x $1k

* Expected Settlement : July 15, 2026

* Monthly Payment Date : 16th of the month or next business day

* First Payment Date : August 17, 2026

* Pricing: Priced

* Bill and Deliver: Mizuho

Available Information:

* Preliminary Prospectus (Attached)

* Roadshow : https://dealroadshow.finsight.com/e/GMCAR263

Passcode : GMCAR263

*Intex CDI File (Attached)

Intex Dealname : mzgmar263

Password : 73A4

–Company is available for conference calls upon request—

CUSIPS:

A1 362546AA1

A2A 362546AB9

A2B 362546AC7

A3 362546AD5

A4 362546AE3

B 362546AF0

C 362546AG8

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The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403.